SETTLEMENT AGREEMENT

This Settlement Agreement ("Agreement") is entered into by and between American Scientific Resources, Inc. ("ASR") and Kidz-Med, Inc. ("Kidz-Med"), on the one hand, and Tecnimed slr ("Tecnimed"), on the other hand (collectively, the "Parties").

Whereas the Parties entered into a certain International Distribution Agreement (as amended, the "Distribution Agreement");

Whereas, pursuant to the Distribution Agreement, Tecnimed delivered certain Thermofocus thermometers ("Product") to ASR and Kidz-Med;

Whereas Jamestown Container Company ("JCC") holds approximately 14,100 of the delivered units of the Product (the "JCC Units");

Whereas, in connection with the purchase of the Product, American Scientific has signed (i) a promissory note in the amount of $350,000 dated October 30, 2007 in favor of Tecnimed and (ii) a promissory note in the amount of $258,800 dated April 1, 2008 in favor Tecnimed (collectively, the "Notes");

Whereas there is an action among the Parties pending in the United States District Court for the Southern District of New York entitled American Scientific Resources, Inc. and Kidz-Med, Inc.v. Tecnimed slr, No. 08cv6167 (RMB) (FM) (the "Action");

Whereas the parties to the Action wish to resolve certain differences between them without any admission of liability; and

Whereas, in connection with settlement of the Action, the Parties have given written instructions to Walgreens and Babies R Us that all payments from Walgreens and Babies R Us for Product shall be divided equally among and paid directly to ASR or Kidz-Med, on the one hand, and Tecnimed on the other hand (the "Payment Instructions").

Now, therefore, in return for the consideration set forth below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Payment Instructions and other Payment Terms. The Payment Instructions given to Walgreens and Babies R Us shall remain in effect and cannot be modified until the remaining amount due Tecnimed is paid in full. The amount due Tecnimed, including for units at JCC referenced in Paragraph 2, as of the date of this Settlement Agreement is $ $620,560.82, plus interest on all past due indebtedness to Tecnimed calculated at the rate of six percent (6%) compounded annually. In the event that the parties cannot agree on the calculation of interest, the parties' attorneys will jointly appoint an accountant to calculate the interest. ASR and KM shall transmit Payment Instructions to any other retailers to which they sell Product that are, in content, substantively the same as the Payment Instructions already transmitted to Walgreens and Babies R Us, with such instructions to be subject to the same modification restrictions. After Tecnimed has been paid in full, all monies from the retailers shall thereafter be paid to Kidz-Med and ASR. For the avoidance of doubt, sales may only be made to new retailers (i.e., those other than Walgreens and Babies R Us) who have been pre-approved by Tecnimed. Until they have paid their obligations in full to Tecnimed, ASR and Kidz-Med agree not to make any distributions to shareholders or corporate insiders, including officers, directors and employees (apart from ordinary salary). Additionally, ASR and Kidz-Med agree to pay Tecnimed 30% towards their indebtedness of any capital that they raise after the execution of this Agreement (whether through debt or equity investment or otherwise), up to the amount of the indebtedness due hereunder. For the purposes of this Settlement Agreement, money raised for purchase order financing or receivable financing is not "capital."

2. Termination of the Distribution Agreement. The Parties acknowledge that the Distribution Agreement and any addendums and modifications and all obligations thereunder have been terminated no later than the date of this Settlement Agreement (except as otherwise set forth in this Settlement Agreement), and that neither ASR nor Kidz-Med have any exclusive rights to sell the Product, except as set forth in Paragraph 3 of this Settlement Agreement. Notwithstanding termination of the Addendum to the Distribution Agreement, ASR and Kidz-Med agree that 12,000 units of the Product at JCC continue to be owned by Tecnimed, provided, however, that during the forbearance period set forth in Paragraph 7 (governing the Notes), Tecnimed will not sell such owned units, and will use them only to satisfy purchase orders in accordance with Paragraph 6 (governing the JCC Units). For the avoidance of doubt, interest at 6% shall continue to accrue on the full indebtedness set forth in Paragraph 1, as adjusted for future payments. In the event Tecnimed takes possession of the JCC Units due to a breach by Kidz-Med or ASR, it shall credit against Kidz-Med's indebtedness any amounts realized on disposal of such Units at JCC.

3. Continued Exclusivity.

(a) Notwithstanding the termination of the Distribution Agreement, ASR and Kidz-Med shall retain the exclusive right to sell in the United States Product to Walgreens, Babies R Us, and any new retailers pre-approved by Tecnimed (the "Exclusivity Retailers"). Such exclusivity shall continue in effect for so long as ASR and Kidz-Med are able to fulfill in a timely manner purchase orders issued by Exclusivity Retailers. Within ten business days of the execution of this Settlement Agreement, Kidz-Med and ASR will provide Tecnimed with the documentation setting forth the terms and conditions governing the relationship between Kidz-Med and ASR (or their agents) and the Exclusivity Retailers.

(b) Tecnimed agrees to sell Kidz-Med or ASR Product necessary to fulfill such purchase orders from the Exclusivity Retailers at a price of $24.50/Unit (adjusted annually in accordance with Tecnimed's standard pricing and in accordance with the exchange rate provisions set forth in annex II to the Distribution Agreement), provided any ordered units are paid 50% at the time that Kidz-Med or ASR places an order with Tecnimed and 50% when Tecnimed gives notice that it is ready to deliver such units to the port for export. Any such units purchased by ASR or Kidz-Med shall continue to be subject to the Payment Instructions, provided, however, that Tecnimed shall apply five dollars ($5.00) of each such sale against the remaining amount due Tecnimed as set forth in Paragraph 1.

(c) In the event Kidz-Med or ASR is not able timely to fulfill purchase orders issued by any Exclusivity Retailers, then the exclusivity granted by this Paragraph shall expire with respect to such Exclusivity Retailer; provided, however, that Tecnimed shall continue to pay Kidz-Med or ASR a commission of 10% of the gross sales less transportation costs and taxes on all new sales made to the Exclusivity Retailers, with such commissions to be paid by Tecnimed within ten days of receipt by Tecnimed of payment by the Exclusivity Retailers. Until the indebtedness from ASR and Kidz-Med to Tecnimed is paid in full, such commissions will be applied against the outstanding indebtedness. For the avoidance of doubt, payments with respect to new units provided by Tecnimed to the Exclusivity Retailers shall be made directly to Tecnimed and shall not be subject to the Payment Instructions.

(d) ASR and Kidz-Med agree that, until Tecnimed has been paid in full, they will continue to exercise reasonable best efforts to market and sell the Product placed at the Exclusivity Retailers; provided, however, that Tecnimed agrees not to use disputes concerning whether ASR and Kidz-Med have used best efforts to delay subsequent releases of the JCC

Units. The Parties agree that these efforts will include promoting the Product to young parents as the primary target market through print, magazine, TV, radio or internet advertising.

4. Provision of Information. Provided it has received such information from retailers, ASR and Kidz-Med will provide Tecnimed with a monthly statement showing the amount of units they have delivered to any retailers, the number of units sold by the retailers, the amount of money due from the retailers, the current updated stock of each retailer and the amount of money paid by the retailers. Further, all material communications with the Exclusivity Retailers regarding the status of the Product and the amount of the payments will be forwarded by ASR and Kidz-Med to Tecnimed on a weekly basis. Failure to comply with these reporting obligations and such other reporting obligations as are set forth in this Settlement Agreement shall constitute a material breach of this Agreement if not cured within ten days after receipt of written notice, time being of the essence. Tecnimed acknowledges that reports from retailers are normally received several weeks after the close of the month.

5. Tecnimed Lien. Tecnimed agrees immediately to modify, and hereby does modify, its security interest in the Product sold to ASR and Kidz-Med, such that Tecnimed's security interest covers only units sufficient to secure the amount owed (including interest) by ASR and Kidz-Med to Tecnimed (the "Secured Amount"). For the avoidance of doubt, Tecnimed's lien shall remain in place with respect to the JCC Units, other units in the possession or control of Kidz-Med or ASR, and a sufficient number of other units at the Exclusivity Retailers (or any other retailer) necessary to comprise the Secured Amount. Tecnimed will file an amended UCC-1 Financing Statement to reflect this change in its security interest. The parties will determine the Secured Amount based on the indebtedness (including interest) of Kidz-Med and ASR to Tecnimed every six months and will modify the UCC-1 accordingly every six months. In the

event Tecnimed must foreclose upon any of the units secured by its lien, Kidz-Med and ASR hereby waive the right to contest which particular units are subject to the lien.

6. JCC Units. Tecnimed agrees that it will promptly (within 3 business days of confirmed receipt of purchase orders) provide JCC with approvals for releases against purchase orders and will not object to release, unless (a) ASR or Kid-Med has failed to pay Tecnimed 30% of capital raised from and after the date of this Settlement Agreement up to the amount of the indebtedness owed by ASR and Kidz-Med to Tecnimed, or (b) ASR or Kidz-Med has failed to pay to Tecnimed any amounts received from retailers that should have been paid to Tecnimed, or (c) ASR or Kidz-Med has failed to send a letter to Walgreen's requesting that Product warehoused at or for Walgreens stores that are not making material sales of the Product be transferred to stores or distribution centers that are making sales and that, if such is not acceptable to Walgreens, that Walgreen's and Kidz-Med collaborate on alternative methods of maximizing sales. ASR and Kidz-Med agree to give Tecnimed an opportunity to comment upon such letter prior to it being sent. Additionally, the purchase orders addressed herein must be from Walgreen's, Babies-R-Us or other retailers that have been pre-approved by Tecnimed, the JCC units released must be drop-shipped to the retailer issuing the PO, and Kidz-Med and ASR will, with respect to POs issued by Walgreens, exhaust the supply of units already returned from and packaged for Walgreen's before drawing upon the still unpackaged units. After each release of the JCC Units, ASR and Kidz-Med will promptly forward to Tecnimed the shipping documentation for the released JCC Units and the invoices rendered to the retailer. Tecnimed agrees that within one business day of the Settlement Agreement, it will direct JCC to release 336 units to Kidz-Med. Additionally, Kidz-Med may buy additional units located at JCC for internet sales or the Exclusivity Retailers by paying for them in cash by wire transfer to either

Tecnimed's attorney or Tecnimed. Tecnimed will release such units within 1 business day of receipt of payment.

7. The Notes. All payments to Tecnimed from Retailers, Kidz-Med or American Scientific for units sold by Tecnimed as of the date of this Agreement will first be applied to the indebtedness of ASR and Kidz-Med under the Notes. Tecnimed waives all penalties, fees and interest in excess of 6%, compounded annually, with respect to the Notes. Tecnimed will forbear from commencing collection proceedings on the Notes for a period of eighteen months from the execution of this Settlement Agreement, provided that ASR and Kidz-Med are in compliance with their obligations under this Settlement Agreement. Tecnimed may, upon written notice, terminate this forbearance period in the event that the relationship between Walgreens and ASR or Kidz-Med is terminated or in the event Walgreens returns more than 5,000 units due to battery-related problems and such problems are not cured by ASR or Kidz-Med within 60 days of such return.

8. The Walgreens Units. Kidz-Med and ASR agree to use reasonable efforts to secure release of Product warehoused at or for Walgreens stores that are not making material sales of the Product. Reasonable efforts shall include (a) contacting Walgreens in writing within ten days of execution of the Settlement Agreement to request the release or relocation of such units and (b) promptly apprising Tecnimed of such efforts, including forwarding to Tecnimed all written communications to and from Walgreens regarding the subject matter of this Paragraph.

9. Exergen Fees and Expenses. Provided that Tecnimed defends the Exergen Action (as defined below), each of the Parties shall bear its own fees and expenses, including attorneys' fees, incurred in connection with defending the patent infringement action, *Exergen v. Kidz-Med, et al.*, 1:08-cv-111416-DPW, pending in the United States District Court of Massachusetts (the

"Exergen Action"). ASR and Kidz-Med waive any rights to indemnification for their lost profits. Tecnimed consents to the jurisdiction of the United States District Court for the District of Massachusetts to determine the remaining indemnification claims, if any, of ASR and Kidz-Med.

10. Dismissal of the Action. Concurrent with the execution of this Settlement Agreement, the parties shall file a dismissal with prejudice of all claims and counterclaims in the Action, except for the claims of Tecnimed relating to the payment of amounts due under the Notes and for the Product Tecnimed has shipped, which claims shall be dismissed without prejudice.

11. Release Given to Tecnimed. In consideration of the mutual covenants described herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, and as a material inducement to Tecnimed to enter into this Agreement, ASR and Kidz-Med, their parents, subsidiaries and affiliates, and each of their officers, directors, partners, managers, agents, successors and assigns, agree for themselves, and for anyone claiming by, through, or for them, irrevocably and unconditionally to waive, release, remise, and forever discharge Tecnimed, its parents, subsidiaries and affiliates, and each of their officers, directors, partners, managers, agents, successors and assigns, from any and all claims, of whatever kind or nature whatsoever, in law or equity, known or unknown, arising from the beginning of the world to the day of the date of this Agreement, including but not limited to any claim made, or which could have been made, in the Action, but excepting (a) the obligations created by this Agreement, (b) any indemnification claims of ASR or Kidz-Med in connection with the Exergen Action, except those released in Paragraph 9, and (c) any indemnification claims of ASR or Kidz-Med for any Product warranty or intellectual property obligations arising from Tecnimed's conduct.

12. Release Given to ASR and Kidz-Med. In consideration of the mutual covenants described herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, and as a material inducement to ASR and Kidz-Med to enter into this Agreement, Tecnimed, its parents, subsidiaries and affiliates, and each of their officers, directors, partners, managers, agents, successors and assigns, agree for themselves, and for anyone claiming by, through, or for them, irrevocably and unconditionally to waive, release, remise, and forever discharge ASR and Kidz-Med, their parents, subsidiaries and affiliates, and each of their officers, directors, partners, managers, agents, successors and assigns, from any and all claims, of whatever kind or nature whatsoever, in law or equity, known or unknown, arising from the beginning of the world to the day of the date of this Agreement, including but not limited to any claim made, or which could have been made, in the Action, but excepting (a) the obligations created by this Agreement, (b) the obligations of ASR and Kidz-Med under the Notes or for the Product shipped and (c) any indemnification claims of Tecnimed for any Product warranty or intellectual property obligations arising from ASR's or Kidz-Med's conduct.

13. Miscellaneous. This Settlement Agreement represents the entire agreement between the parties hereto; supersedes any prior written or oral statements or agreements with respect to the matters covered hereby; and the terms hereof are contractual and not merely recitals. This Settlement Agreement may not be altered, amended or modified except by a writing executed by the party to be bound by such alteration, amendment or modification.

14. Execution and Counterparts. This agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

15. Due Authorization. The parties to this agreement hereby warrant and represent to the others that they are duly authorized to execute and deliver this agreement. Each individual executing this agreement on behalf of any corporation or other entity hereby warrants and represents to the other party to this agreement that he is duly authorized to execute and deliver this agreement on behalf of such corporation or entity.

16. Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and wholly to be performed in the state, without regard to conflict of law analysis or considerations. Any litigation between the parties concerning this agreement shall be brought in the federal or state courts located in the State of New York, which shall be the exclusive forum for such disputes.

17. Further Assurances. The Parties agree that they will take all reasonable steps and execute documentation necessary to effect the objectives of this Settlement Agreement.

IN WITNESS THEREOF, the parties have caused this agreement to be executed as of the dates set forth below.

American Scientific Resources, Inc.

By:______________________________

Date: 3/6/09

Kidz-Med, Inc..

By:______________________________

Date: 3/6/09

Tecnimed slr

By:______________________________

Date: 6 MARCH 2009